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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of UnionBanCal Corporation on Form S-3 of our report dated January 30, 1998 (November 18, 1998 as to the exchange of common stock referred to in Note 1, paragraphs 3 and 4, the adoption of SFAS No. 130, "Reporting Comprehensive Income," referred to in Notes 1 and 18 and the stock split referred to in Note
23), appearing in the Annual Report on Form 10-K/A of UnionBanCal Corporation for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
San Francisco, California
November 19, 1998